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                     December 27, 2021

       Ben Rodgers
       Chief Financial Officer and Treasurer
       Altus Midstream Company
       One Post Oak Central
       2000 Post Oak Boulevard, Suite 100
       Houston, TX 77056

                                                        Re: Altus Midstream
Company
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed November 16,
2021
                                                            File No. 001-38048

       Dear Mr. Rodgers:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation
       cc:                                              Troy Harder